Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 12/07/2015 08:19 AM
Original ID: 2010-000579637
Amendment ID: 2015-001829615

Profit Corporation
Articles of Amendment

1. Corporation name:
Tiger Jiujiang Mining, Inc.

2. Article(s) 1and 4 is amended as follows:

See Attachment.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 11/22/2015 *(Date – mm/dd/yyyy)* .

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

Received NOV 30 2015 Secretary of State Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by a unanimous vote of the shareholders of the corporation in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Print Name: Peter Lachapelle

Title: President and Director

Date: 11/25/2015
(mm/dd/yyyy)

Contact Person:

Daytime Phone Number:

Email:

Checklist

- [x] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [x] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [x] Please submit one **originally signed** document and one exact photocopy of the filing.

Profit Corporation

Articles of Amendment

Attachment

1. Corporation Name: Tiger Jiujiang Mining, Inc.

2. Article(s) 1 and 4 are amended as follows:

Article One: The name of the corporation is VinCompass Corp.

Article Four: The amount of total authorized capital stock of the corporation is 402,000,000 shares consisting of: (i) 400,000,000 shares of common stock, par value $0.001 per share ("Common Stock"); and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The Preferred Stock shall have 100:1 voting rights, wherein for every 1 share of Preferred Stock held, the Holder shall have 100 common stock votes. The Preferred Stock shall have a conversion right of 10:1, wherein every 1 share of Preferred Stock may be converted into 10 shares of Common Stock.

Received
NOV 30 2015
Secretary of State
Wyoming

STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **VinCompass Corp.**
Old Name: **TIGER JIUJIANG MINING, INC.**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **7th** day of **December, 2015**


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 12/07/2015

Secretary of State

By: Kit Bennett